Exhibit 99.1

[GLOBAL ENTERTAINMENT LOGO]
                                                For Further Information Contact:
                      NEWS RELEASE                   Richard Kozuback, President
                                                Global Entertainment Corporation
                                                                    480-994-0772

                                                        Rudy R. Miller, Chairman
                                                                The Miller Group
                                              Investor Relations for the Company
                                                                    602-225-0505
                                                         geco@themillergroup.net

Global Entertainment Corporation
4909 East McDowell Road, Suite 104
Phoenix, Arizona 85008-4293
www.globalentertainment2000.com

    Global Entertainment Corporation Announces Business Division Newly Named,
                           Encore Facility Management

PHOENIX, ARIZONA, MARCH 13, 2006 -- GLOBAL ENTERTAINMENT CORPORATION (AMEX: GEE)
- a company engaged in sports management, arena and related real estate development, facility and venue management and marketing, venue ticketing and brand licensing, introduced today the new name for its facility management group as Encore Facility Management. Previously operating as a part of ICC (International Coliseums Company), Encore, now a wholly owned subsidiary of Global Entertainment, will market and provide its services under the Encore Facility Management (Encore) name. Encore is currently the facility management company of choice for the Dodge Arena in Hidalgo, Texas and the Chevrolet Centre in Youngstown, Ohio.

Encore provides a full complement of operational services for multi-purpose events centers including food, beverage and catering as well as event programming. Its mission is to be a single-source provider of facility management operations, which includes sales and marketing services as well as full service ticketing for arena events. Under this umbrella of multiple services, Encore will have management oversight of Global Marketing Systems
(GEMS), the experienced sales and marketing division of Global Entertainment responsible for selling sponsorship, signage, naming rights and premium seating, and Global Entertainment Ticketing (GetTix), Global Entertainment's full service in-house ticketing company. Encore will be involved in all events centers developed under ICC management and will enter into contract agreements with independent facilities as well.

Projects currently under ICC management that involve Encore, GEMS and GetTix are Rio Rancho (New Mexico) Events Center and the Prescott Valley (Arizona) Convention and Events Center, both scheduled to open in the fall of this year.

"We are excited to be marketing our facility management services under the Encore banner and to add the services of GEMS and GetTix to provide a one-stop service package for facility owners. We are fortunate at Encore to have on our experienced management team the services of Roger Swanson, our Vice President of Operations," said Tom Sadler, president of Encore Facility Management. "Under our

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Global Entertainment Corporation Announces Business Division Newly Named
Encore Facility Management
March 13, 2006
Page 2


umbrella of services our objectives remain to provide an exceptionally high level of service to facility owners, event planners and most importantly our venue patrons."

Rick Kozuback, president and chief executive officer said, "We have assembled a highly qualified management team that is capable of meeting the challenges inherent in the complexities that are involved in the operations of multi-purpose events centers. We look forward to the opening of the Rio Rancho and Prescott Valley centers this fall, each with a CHL hockey franchise team that will increase the CHL 2006/2007 season roster to 18 teams." Kozuback concluded, "We are in various stages of discussions with a number of communities throughout the Nation that offer potential development opportunities for similar projects."

Global Entertainment Corporation is an integrated event and entertainment company focused on mid-size communities, that is engaged, through its six wholly owned subsidiaries, in sports management, arena and related real estate development, facility and venue management and marketing, venue ticketing and brand licensing. The WPHL, INC., through a joint operating agreement with the Central Hockey League (CHL), is the operator and franchisor of professional minor league hockey teams in eight states. INTERNATIONAL COLISEUMS COMPANY serves as project manager for arena development while ENCORE FACILITY MANAGEMENT coordinates all arena facility operations. GLOBAL ENTERTAINMENT MARKETING SYSTEMS (GEMS) pursues licensing and marketing opportunities related to the Company's sports management and arena developments and operations. GLOBAL ENTERTAINMENT TICKETING (GetTix.Net) is an in-house ticketing company for sports and entertainment venues. CRAGAR INDUSTRIES, INC. is the licensor for its nationally recognized, branded products CRAGAR(R), TRU-SPOKE(R), CRAGAR S/S(R) and STREET PRO(R).

Visit our web sites:

www.globalentertainment2000.com   www.centralhockeyleague.com  www.coliseums.com
        www.GetTix.net                   www.Cragar.com

     Certain statements in this release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

     Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

     Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: intense competition within the sports and entertainment industries, past and future acquisitions, expanding operations into new markets, risk of business interruption, management of rapid growth, need for additional financing, changing consumer demands, dependence on key personnel, sales and income tax uncertainty and increasing marketing, management, occupancy and other administrative costs.

     These factors are discussed in greater detail in the company's Annual Report on Form 10-KSB for the year ended May 31, 2005, as filed with the Securities and Exchange Commission.

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